EXHIBIT 99.01
VALERO PROMOTES RICH MARCOGLIESE TO
CHIEF OPERATING OFFICER
Other Executives’ Duties Realigned
SAN ANTONIO, October 29, 2007 — Valero Energy Corporation (NYSE: VLO) announced today that Rich Marcogliese, Executive Vice President-Operations, has been promoted to Executive Vice President and Chief Operating Officer by the company’s Board of Directors. In addition to refining operations, Mr. Marcogliese will be responsible for the company’s commercial operations, including marketing, supply and transportation. Accordingly, Joe Gorder, Executive Vice President-Marketing and Supply, will report to Mr. Marcogliese. Also, as part of the company’s realignment of duties, Valero’s retail store operations and Ultramar, Ltd., the company’s Canadian subsidiary, will report to Valero President Greg King. Mike Ciskowski, the company’s Executive Vice President and Chief Financial Officer, will continue to report to Mr. King.
About Valero
Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 21,000 employees and 2006 annual revenues of more than $90 billion. The company owns and operates 17 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.1 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.